CERTIFICATE OF TRUST
                                       OF
                                AIM SECTOR FUNDS


      This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. ss. 3801 et seq.).

                                   ARTICLE I
                                   ---------

      The name of the statutory trust formed hereby is "AIM Sector Funds" (the "Trust").

                                   ARTICLE II
                                   ----------

        The name and business address of a trustee of the Trust is:

                      Robert H. Graham
                      11 Greenway Plaza, Suite 100
                      Houston, TX  77046-1173

                                  ARTICLE III
                                  -----------

      The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80a-1 et seq.).

                                   ARTICLE IV
                                   ----------

      The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

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                                   ARTICLE V
                                   ---------

      The address of the registered agent for service of process on the Trust in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE VI
                                   ----------

      The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

                                  ARTICLE VII
                                  -----------

      This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this 29th day of July 2003.


                                            AIM SECTOR FUNDS



                                            /s/ Robert H. Graham
                                            ------------------------------
                                            Robert H. Graham



                                            /s/ Mark H. Williamson
                                            ------------------------------
                                            Mark H. Williamson

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